Exhibit (a)(1)(UU) Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax
Omnicare	news release

OMNICARE AND NEIGHBORCARE ISSUE STATEMENT

REGARDING PROPOSED ACQUISITION; NEGOTIATIONS CONTINUING

COVINGTON, Ky. and BALTIMORE, Md., July 5, 2005 - Omnicare, Inc. (NYSE: OCR) and NeighborCare, Inc. (NASDAQ: NCRX) announced today that they are in negotiations regarding the proposed acquisition by Omnicare of all of the outstanding shares of NeighborCare common stock for $34.75 per share in cash. There is no assurance that a definitive agreement will be concluded.

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,090,000 beds in 47 states in the United States and in Canada, making it the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

About NeighborCare, Inc.

NeighborCare, Inc. (Nasdaq: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings. NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 34 states and the District of Columbia. Visit our website at http://www.neighborcare.com.

Forward Looking Statements

This press release contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. These statements include, but are not limited to, the impact of the NeighborCare acquisition on Omnicare’s earnings in 2005 and beyond; Omnicare’s ability to build upon its existing operations; geographic expansion opportunities; Omnicare’s ability to leverage services and capabilities among its national network of institutional pharmacies; Omnicare’s ability to successfully integrate this acquisition and achieve synergies; and Omnicare’s strategy in the institutional pharmacy business. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the inability to integrate the NeighborCare acquisition as anticipated; the inability to realize expected revenues, earnings, synergies and other benefits from the NeighborCare acquisition; the performance of Omnicare’s institutional pharmacy business; business conditions in the institutional pharmacy industry generally; the inability to expand geographically as anticipated; the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated; the effectiveness of Omnicare’s strategy in the institutional pharmacy business; and the ability of the NeighborCare acquisition to strengthen relationships with pharmaceutical and biotechnology companies. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s performance are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer materials of Omnicare because they contain important information. The tender offer materials have been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these materials and other relevant documents on the SEC’s web site at: http://www.sec.gov. The tender offer materials and related documents may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Omnicare Contacts:	NeighborCare Contacts:

Cheryl Hodges	Investors: Tania Almond
(859) 392-3331	(410) 528-7555

Andy Brimmer / Jamie Moser	Media: Denise DesChenes / Dan Gagnier
Joele Frank, Wilkinson Brimmer Katcher	Citigate Sard Verbinnen
(212) 355-4449	(212) 687-8080

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